Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Pre-Effective Amendment No. 1 to Form S-1 of our report dated April 18, 2024, except for Note 2 and Note 17, as to which the date is November 1, 2024, which includes an Emphasis of Matter paragraph regarding Adagio Medical, Inc.’s ability to continue as a going concern, relating to the consolidated financial statements of Adagio Medical, Inc., as of and for the years ended December 31, 2023 and 2022, which is contained in that Prospectus.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
February 4, 2025